EXHIBIT 99.1

Kroger Reports Second Quarter 2011 Results

Identical Supermarket Sales Increased 5.3% without Fuel

Increases Fiscal 2011 Sales Guidance

CINCINNATI, Ohio, September 09, 2011 — The Kroger Co. (NYSE: KR) today reported total sales, including fuel, increased 11.5% to $20.9 billion in the second quarter of fiscal 2011 compared with $18.8 billion for the same period last year. In the second quarter, which ended August 13, 2011, total sales, excluding fuel, increased 5.2% over the same period last year.

Identical supermarket sales, without fuel, increased 5.3% in the second quarter over the same period last year. This marks 31 consecutive quarters of identical supermarket sales increases for Kroger.

Net earnings for the second quarter totaled $280.8 million, or $0.46 per diluted share. Net earnings in the same period last year were $261.6 million, or $0.41 per diluted share.

Both the current and prior year quarters benefited from certain tax adjustments. Without the benefit of these adjustments, earnings per share would have been $0.41 in the second quarter this year, and $0.38 in the second quarter last year. This 7.9% increase is consistent with Kroger’s expectations for the quarter and long term earnings growth expectations of 6% to 8% plus a dividend yield of 1.5% to 2.0%.

“We are pleased with Kroger’s strong performance this quarter, which we believe is the outcome of our consistent approach to managing the business and executing our Customer 1st strategy,” said David B. Dillon, Kroger’s chairman and chief executive officer. “Our ongoing investments in the four keys — our people, products, prices and the shopping experience — continued to enhance our connection with customers and drive positive identical sales growth.”

Details of Second Quarter 2011 Results

FIFO gross margin was 21.00% of sales for the second quarter of fiscal 2011. Excluding retail fuel operations, FIFO gross margin decreased 53 basis points from the same period last year.

Kroger recorded a $34.7 million LIFO charge during the quarter compared to $11.5 million in the second quarter last year. Excluding retail fuel sales, the LIFO charge increased 13 basis points as a percentage of sales. Kroger maintained its LIFO charge estimate at $150 million for the year.

Operating, general and administrative (OG&A) costs were 16.01% of sales. Excluding retail fuel operations, OG&A decreased 20 basis points from the same period last year. The benefits of leverage from strong sales, productivity improvements and outstanding cost control more than offset rising credit card fees, incentive plan, health care and pension costs. In addition, depreciation and rent expense were 16 basis points lower as a percentage of sales, excluding fuel, as compared to the prior year.

Second quarter operating margin was 2.33% of sales. Excluding fuel, on a rolling four quarters basis, the company’s operating margin increased by 10 basis points.

Financial Strategy

Capital investment, excluding acquisitions and purchases of leased facilities, totaled $428.5 million for the second quarter, compared with $402.5 million for the same period last year.

Net total debt was $6.9 billion, a decrease of $49.0 million from a year ago. On a rolling four quarters basis, Kroger’s net total debt to EBITDA ratio, adjusted for impairment charges in 2010 and 2009, was 1.71 compared with 1.87 during the same period last year.

Strong cash flow enabled Kroger to invest $258.6 million to repurchase 10.6 million shares of stock at an average price of $24.30 per share during the second quarter. At the end of the second quarter, approximately $403.4 million remained under the $1 billion stock repurchase program announced in March 2011. Since the end of the quarter, Kroger has purchased 4.5 million shares of stock at an average price of $22.87 per share for a total of $103.5 million.

Fiscal 2011 Guidance

Kroger increased its identical supermarket sales guidance for fiscal 2011. The company now expects identical supermarket sales growth, excluding fuel, of 4% to 5% for the year. The previous guidance range was 3.5% to 4.5%.

Kroger maintained its full-year earnings guidance of $1.85 to $1.95 per diluted share. Based on the current operating environment, the company expects to achieve results near the top end of this range.

“Faced with a sluggish economy, we remain focused on giving better value to our customers,” Mr. Dillon said. “We continue making investments that deliver value today and for the future for both customers and shareholders.”

Kroger, the nation’s largest traditional grocery retailer, employs more than 338,000 associates who serve customers in 2,439 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 788 convenience stores, 361 fine jewelry stores, 1,046 supermarket fuel centers and 40 food processing plants in the U.S. Kroger, headquartered in Cincinnati, Ohio, focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local organizations in the communities it serves. For more information about Kroger, please visit www.kroger.com.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result, in addition to disclosing such rates including the effect of retail fuel operations, Kroger also discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expects,” “maintained,” “guidance,” and “updated.” Aggressive competition, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, the impact of increasing fuel costs on consumer spending, and labor disputes, particularly as the company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth and earnings per share. Earnings per share also will be affected by the number of shares outstanding and volatility in the company’s fuel margins. Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation. Our results also will be affected by rising commodity costs, the inconsistency of the economic recovery, consumer confidence, changes in government-funded benefit programs, and changes in inflation or deflation in product and operating costs. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on September 9, 2011 at www.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Friday, September 9 through Friday, September 23, 2011.

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER				YEAR-TO-DATE
	2011		2010		2011		2010

SALES	$20,913.4	100.00%	$18,759.7	100.00%	$48,374.3	100.00%	$43,498.1	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	16,555.4	79.16	14,552.0	77.57	38,179.8	78.93	33,706.6	77.49
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,348.3	16.01	3,197.7	17.05	7,675.3	15.87	7,381.7	16.97
RENT	147.8	0.71	148.8	0.79	347.3	0.72	348.4	0.80
DEPRECIATION AND AMORTIZATION	373.7	1.79	367.7	1.96	872.7	1.80	845.4	1.94

OPERATING PROFIT	488.2	2.33	493.5	2.63	1,299.2	2.69	1,216.0	2.80

INTEREST EXPENSE	97.3	0.47	102.0	0.54	235.3	0.49	234.0	0.54

EARNINGS BEFORE INCOME TAX EXPENSE	390.9	1.87	391.5	2.09	1,063.9	2.20	982.0	2.26

INCOME TAX EXPENSE	107.7	0.51	124.1	0.66	359.8	0.74	340.0	0.78

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	283.2	1.35	267.4	1.43	704.1	1.46	642.0	1.48

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	2.4	0.01	5.8	0.03	(9.0)	(0.02)	6.7	0.02

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$280.8	1.34%	$261.6	1.39%	$713.1	1.47%	$635.3	1.46%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.47		$0.41		$1.17		$0.99

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	596.4		637.1		603.1		639.5

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.46		$0.41		$1.17		$0.98

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	600.4		639.9		607.0		642.6

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

(a)        Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)       LIFO charges of $34.7 and $11.5 were recorded in the second quarter of 2011 and 2010, respectively.  For the year-to-date period, LIFO charges of $80.7 and $26.9 were recorded for 2011 and 2010, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	August 13,	August 14,
	2011	2010

ASSETS
Current Assets
Cash	$181.9	$154.9
Temporary cash investments	461.1	881.7
Deposits in-transit	805.8	747.7
Receivables	858.9	804.9
Inventories	4,763.8	4,650.4
Prepaid and other current assets	356.9	306.3

Total current assets	7,428.4	7,545.9

Property, plant and equipment, net	14,266.6	14,002.7
Goodwill	1,139.8	1,158.4
Other assets	563.1	568.5

Total Assets	$23,397.9	$23,275.5

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$927.9	$538.9
Trade accounts payable	4,249.6	3,851.2
Accrued salaries and wages	916.4	835.8
Deferred income taxes	219.5	353.6
Other current liabilities	2,701.8	2,344.7

Total current liabilities	9,015.2	7,924.2

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	6,378.2	7,207.7
Adjustment to reflect fair-value interest rate hedges	41.3	70.4
Long-term debt including obligations under capital leases and financing obligations	6,419.5	7,278.1

Deferred income taxes	657.3	554.9
Pension and postretirement benefit obligations	973.0	1,016.1
Other long-term liabilities	1,123.0	1,335.3

Total Liabilities	18,188.0	18,108.6

Shareowners’ equity	5,209.9	5,166.9

Total Liabilities and Shareowners’ Equity	$23,397.9	$23,275.5

Total common shares outstanding at end of period	592.6	634.1
Total diluted shares year-to-date	607.0	642.6

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$704.1	$642.0
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	872.7	845.4
LIFO charge	80.7	26.9
Stock-based employee compensation	43.6	44.3
Expense for Company-sponsored pension plans	43.7	34.3
Asset impairment charges	14.2	15.9
Deferred income taxes	(94.5)	(16.3)
Other	39.6	4.4
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(139.7)	(93.3)
Receivables	9.9	33.1
Inventories	121.7	258.0
Prepaid expenses	(38.7)	254.6
Trade accounts payable	107.2	53.1
Accrued expenses	238.3	132.6
Income taxes receivable and payable	201.7	179.6
Contribution to Company-sponsored pension plan	—	(99.0)
Other	(10.9)	2.7

Net cash provided by operating activities	2,193.6	2,318.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(923.5)	(951.6)
Payments for acquisitions	—	(6.9)
Proceeds from sale of assets	5.4	17.0
Other	(8.0)	3.0

Net cash used by investing activities	(926.1)	(938.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	1.7	5.7
Proceeds from issuance of long-term debt	2.7	300.7
Payments on long-term debt	(533.3)	(560.2)
Dividends paid	(128.8)	(122.6)
Excess tax benefits on stock-based awards	6.0	1.6
Proceeds from issuance of capital stock	91.0	16.3
Treasury stock purchases	(802.9)	(227.8)
Decrease in book overdrafts	(84.6)	(91.7)
Investment in the remaining interest of a variable interest entity	—	(85.8)
Other	(0.9)	(3.2)

Net cash used by financing activities	(1,449.1)	(767.0)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	(181.6)	612.8

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	824.6	423.8
END OF QUARTER	$643.0	$1,036.6

Reconciliation of capital expenditures:
Payments for capital expenditures	$(923.5)	$(951.6)
Changes in construction-in-progress payables	(97.3)	—
Total capital expenditures	$(1,020.8)	$(951.6)

Disclosure of cash flow information:
Cash paid during the year for interest	$241.1	$249.2
Cash paid during the year for income taxes	$285.7	$181.2

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is a industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	SECOND QUARTER
	2011	2010

INCLUDING FUEL CENTERS	$18,715.8	$16,947.2
EXCLUDING FUEL CENTERS	$15,719.5	$14,933.0

INCLUDING FUEL CENTERS	10.4%	4.7%
EXCLUDING FUEL CENTERS	5.3%	2.7%

(a)   Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Total Debt to Net Total Debt

(in millions)

(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity.  Management believes net total debt is an important measure of liquidity, and a primary component of measuring compliance with the financial covenants under the Company’s credit facility.  Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the second quarter of 2011 to the balance in the second quarter of 2010.

	August 13,	August 14,
	2011	2010	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$927.9	$538.9	$389.0
Face-value of long-term debt including obligations under capital leases and financing obligations	6,378.2	7,207.7	(829.5)
Adjustment to reflect fair-value interest rate hedges	41.3	70.4	(29.1)

Total debt	$7,347.4	$7,817.0	$(469.6)

Less: Temporary cash investments	461.1	881.7	(420.6)

Net total debt	$6,886.3	$6,935.3	$(49.0)

Table 6. Net Earnings Per Diluted Share Excluding Tax Adjustments

(in millions, except per share amounts)

(unaudited)

Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below in the table, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  The items include tax adjustments that were recorded as components of income tax expense.

	SECOND QUARTER		SECOND QUARTER
	2011		2010
		NET EARNINGS		NET EARNINGS
	NET EARNINGS	ATTRIBUTABLE TO	NET EARNINGS	ATTRIBUTABLE TO
	ATTRIBUTABLE TO	THE KROGER CO. PER	ATTRIBUTABLE TO	THE KROGER CO. PER
	THE KROGER CO.	DILUTED COMMON SHARE	THE KROGER CO.	DILUTED COMMON SHARE

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$280.8	$0.46	$261.6	$0.41

TAX ADJUSTMENTS	(30.2)	(0.05)	(14.6)	(0.03)

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING TAX ADJUSTMENTS	$250.6	$0.41	$247.0	$0.38

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION		600.4		639.9